SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

TRANSAMERICA IDEX MUTUAL FUNDS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IMPORTANT INFORMATION FOR
TA IDEX PROTECTED PRINCIPAL STOCK (THE “FUND”)
SHAREHOLDERS OF THE FUND
TO HELP YOU UNDERSTAND AND VOTE ON THE PROPOSAL
Q.	WHY AM I BEING ASKED TO VOTE FOR A PLAN OF LIQUIDATION AND DISSOLUTION?
A.	At a Special Meeting held on October 2, 2007, the Board of Trustees and Transamerica Fund Advisors, Inc. (“TFAI”) determined that it would be in the best interests of the Fund and the Fund’s shareholders to liquidate and dissolve the Fund. The Board and TFAI reached this decision primarily for two reasons: (1) Gateway Investment Advisers, L.P. (“Gateway”), the Fund’s sub-adviser, notified the Board and TFAI that it intends to resign as sub-adviser of the Fund effective December 3, 2007 and no replacement to Gateway has been found; and (2) the Fund is not economically viable at its current asset level, and the asset level is expected to decline.

If the liquidation and dissolution is approved by shareholders of the Fund, the net proceeds (after deduction for amounts estimated to be necessary to satisfy the debts and liabilities of the Fund) will be paid to shareholders pro rata, in cash or cash equivalents or in-kind, on or about November 29, 2007. Fund shareholders who currently hold shares through tax-deferred accounts with TA IDEX such as, without limitation, retirement plans described in Section 403(b) and 408 (IRAs) of the Internal Revenue Code, as amended and Coverdell ESA, can continue to maintain their accounts by investing into another TA IDEX.

If the Fund’s shareholders do not approve the plan of liquidation and dissolution, the Fund will continue to exist in accordance with its stated objective and policies. The Board would then consider what, if any, steps to take concerning the future of the Fund (which could include liquidation of the Fund without obtaining shareholder approval, as permitted by the Fund’s organizational documents).
Q.	HOW MANY VOTES DO YOU NEED TO APPROVE THIS PROPOSAL?
A.	This proposal requires the affirmative vote of at least a majority of the Fund’s shares entitled to vote at the meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal.
Q.	WHAT IF WE DON’T HAVE ENOUGH VOTES TO MAKE THE DECISION BY THE SCHEDULED SHAREHOLDER MEETING?
A.	We or Computershare, a proxy solicitation firm, may contact you by mail or telephone to encourage you to vote. Shareholders should review the proxy materials carefully and provide their vote to avoid additional mailings or telephone calls. If we do not have enough votes to approve the proposal by the time of the Shareholder Meeting at 11:00 a.m. on November 27, 2007, the meeting may be adjourned by the affirmative vote of a majority of the shares present in person or represented by proxy at the Shareholder Meeting in order to permit further solicitation.
For Registered Representative Use Only

Q.	HAS THE BOARD APPROVED THE PROPOSAL?
A.	Yes, the TA IDEX Mutual Funds Board of Trustees has approved the proposal and recommends that you vote “FOR” the proposal.
Q.	HOW CAN I VOTE?
A.	Please sign, date and return each proxy card, or if you prefer to provide voting instructions by telephone or over the Internet, please vote on the Proposal affecting the Fund. If you vote by telephone or over the Internet, you will be asked to enter a unique code that has been assigned to you, which is printed on your proxy card(s). This code is designed to confirm your identity, provide access to the voting sites and confirm that your voting instructions are properly recorded.

If you need any assistance, or have any questions regarding the proposals or how to submit your vote, please call Computershare at 1-866-438-2987 between the hours of 9:00 a.m. and 11:00 p.m. Eastern time Monday through Friday.
Q.	HOW DO I SIGN MY PROXY CARD?
A.	INDIVIDUAL ACCOUNTS: A shareholder should sign exactly as his or her name appears on the account registration shown on the proxy instructions.
JOINT ACCOUNTS: Both owners must sign, and the signatures should conform exactly to the names shown on the account registration.
ALL OTHER ACCOUNTS: The person signing must indicate his or her capacity. For example, a trustee for a trust should include his or her title when he or she signs, such as: “Jane Doe, Trustee;” or an authorized officer of a company should indicate his or her position with the company, such as: “John Smith, President.”
Q.	WHO DO I CALL IF I HAVE QUESTIONS ABOUT THE PROXY STATEMENT?
A.	Call Computershare at 1-866-438-2987 between the hours of 9:00 a.m. and 11:00 p.m. Eastern time.
THE PROXY STATEMENT CONTAINS MORE DETAILED INFORMATION ABOUT THE PROPOSAL. PLEASE READ IT CAREFULLY!
For Registered Representative Use Only